Exhibit 10.11

CLOSING BALANCE SHEET AGREEMENT

This Closing Balance Sheet Agreement (this “CBS Agreement”) is entered into on February 17, 2005 (the “Effective Date”), by and among Pressure BioSciences, Inc. (formerly known as Boston Biomedica, Inc. (“PBI”)), PBI Biotech Research Laboratories, Inc. (formerly known as BBI Biotech Research Laboratories, Inc. (“PBI Biotech”)), and SeraCare Life Sciences, Inc. (“SeraCare”).

RECITALS

A. WHEREAS, PBI, PBI Biotech and SeraCare are parties to that certain Asset Purchase Agreement (the “Agreement”) dated April 16, 2004, as amended by that certain Amendment No. 1 to Asset Purchase Agreement, dated July 20, 2004.

B. WHEREAS, in accordance with Section 2.5(a) of the Agreement, pursuant to a letter dated November 12, 2004, SeraCare previously delivered to PBI and PBI Biotech the Closing Balance Sheet (the “Closing Balance Sheet”).

C. WHEREAS, the parties have not been able to agree on the amounts set forth in the Closing Balance Sheet, and therefore the applicable Adjustment Amount.

D. WHEREAS, pursuant to (i) that certain Letter Agreement Regarding Closing Balance Sheet Matters, dated November 22, 2004, between SeraCare, PBI and BBI Biotech (the “November 2004 Letter Agreement”), and (ii) that certain letter, dated December 17, 2004 from SeraCare to PBI, the parties have previously resolved their disagreement over the amount of accounts receivable to be included in the Closing Balance Sheet (the “December 2004 Letter Agreement”, together with the November 2004 Letter Agreement, the “Accounts Receivable Agreements”) .

E. WHEREAS, in lieu of the dispute resolution provision set forth in the Agreement, the parties wish to finally resolve the remaining disputes over the Closing Balance Sheet as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	All capitalized terms used but not defined herein have the meaning ascribed to such terms in the Agreement.

2.	Attached hereto as Exhibit A are joint instructions (the “Joint Instructions”) to the Escrow Agent to release $1.0 million (the “Final Adjustment Amount”) from the Escrow Account. Concurrently with the execution of this CBS Agreement, the parties hereto will execute and deliver to the Escrow Agent the Joint Instructions.

3. The Final Adjustment Amount shall be treated by the parties as the equivalent of a binding determination by the Independent Accountant as set forth in Section 2.5(d) of the Agreement, and therefore, upon SeraCare’s receipt of the Final Adjustment Amount, the parties will be deemed to have resolved their disputes over the Closing Balance Sheet.

4. The parties further agree that upon SeraCare’s receipt of the Final Adjustment Amount, the parties will be deemed to have released all claims they may have with respect to Sections 2.5(a) – (d), Section 2.6, Section 2.7, Section 4.4(c), Section 4.10(b), Section 4.11 (excluding the first two sentences of Section 4.11), Section 4.23 and Section 4.24 of the Agreement (collectively, the “Related Sections of the Agreement”).

5. Pursuant to that certain letter, dated November 24, 2004, from SeraCare to PBI, SeraCare has previously delivered to PBI the purchase price allocation contemplated by Section 2.4(c) of the Agreement (the “Purchase Price Allocation”). Effective upon SeraCare’s receipt of the Final Adjustment Amount, the parties agree that the Purchase Price Allocation shall be revised as set forth in Exhibit B attached hereto.

6. Each of PBI, PBI Biotech and SeraCare hereby waive and release any rights, remedies or claims and covenant not to sue each other with respect to the failure by PricewaterhouseCoopers LLP, the former auditors of PBI, to consent to the incorporation (directly or by reference) of the audited financial statements of PBI for fiscal 2002 into the filings of SeraCare and PBI with the Securities and Exchange Commission.

7. Subject only to the express terms of this CBS Agreement, each of the parties may exercise any right or remedy available to them pursuant to the Agreement, including without limitation, each party’s right to pursue (i) claims for fraud or intentional misrepresentation, and (ii) any other claims either party may now or in the future have under the Agreement. Further, PBI may continue to exercise any right or remedy available to it and any other claims it may now or in the future have pursuant to the Accounts Receivable Agreements, including without limitation, the right to receive the full amount of any account receivable deemed past due pursuant to the December 2004 Letter Agreement (the “Past Due Receivables”) and for which SeraCare has previously been paid $412,192.08 from the Escrow Fund, either from SeraCare (in the event SeraCare receives any payment (full or partial) for any Past Due Receivable from the account debtor) or from the account debtor.

8. SeraCare agrees that it will not interfere in any manner with the consummation by PBI of it’s tender offer that was commenced on December 27, 2004.

9. This CBS Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware.

10. This CBS Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

11. This CBS Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this CBS Agreement by their duly authorized representatives effective as of the Effective Date.

Pressure BioSciences, Inc.		SeraCare Life Sciences, Inc.

By:	/s/ RICHARD T. SCHUMACHER	By:	/s/ JERRY L. BURDICK
Name:	Richard T. Schumacher	Name:	Jerry L. Burdick
Title:	CEO and President	Title:	Secretary

PBI Biotech Research Laboratories, Inc.

By:	/s/ RICHARD T. SCHUMACHER
Name:	Richard T. Schumacher
Title:	President